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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

      Date of report (Date of earliest event reported): October 16, 2003

                              VALESC HOLDINGS INC.
                                  ------------
             (Exact name of registrant as specified in its charter)


     DELAWARE                   0-31459                  23-3048857
     --------                   -------                  ----------
  (State or Other       (Commission File Number)        (IRS Employer
  Jurisdiction of                                   Identification Number)
   Incorporation)


              16200 ADDISON ROAD, SUITE 190, ADDISON, TEXAS 75001
                 ----------------------------------------------
               (Address of principal executive offices) (zip code)

      Registrant's telephone number, including area code: (972) 931-1989


Item 5.  Other Events.

On October 16, 2003, the Securities and Exchange Commission through its Salt Lake City, Utah, office filed a complaint in the United States District Court for the District of Utah against 21 defendants including Valesc Holdings Inc., Jeremy Kraus, the Chief Executive Officer of Valesc, and Samuel Cohen, the President of Valesc. The complaint alleges that overseas investors were defrauded by a scheme organized by defendants David Wolfson, Gino Carlucci and Sukumo Ltd. to sell securities in five United States-based issuers including Valesc. Valesc, with its officers Jeremy Kraus and Samuel Cohen, are alleged to have made false or incomplete filings with the SEC and to have manipulated the price of Valesc's securities in violation of the antifraud provisions of Section 17(a) of the Securities Act of 1933, Section 10(b) of the Securities Exchange


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Act of 1934 and Rule 10b-5 promulgated thereunder, the issuer reporting provision of Section 13(a) of the Exchange Act, and Rules 12b-20, 13a-1 and 13a-13 promulgated under the Exchange Act.

The complaint seeks the entry of a preliminary and permanent injunction against all defendants including Valesc and its officers, Jeremy Kraus and Samuel Cohen, including the return of "ill gotten" gains, and seeks asset freezes against all defendants except Valesc, Jeremy Kraus, Samuel Cohen, and two other defendants. It is alleged Valesc received net proceeds of $105,800 from the complained of transactions.

The court has scheduled a December 2003 hearing on the SEC's application for a preliminary injunction.

We believe that we have meritorious defenses to the complaint and intend to vigorously defend the action.

Item 6.  Resignations of Registrant's Directors.

Effective October 20, 2003, Garrett Miller resigned as a director of Valesc. Mr. Miller resigned for personal reasons and not due to any disagreement with the Company on any matter relating to the Company's operations, policies or practices.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            Valesc Holdings Inc.
                                            (Registrant)


Date:  October 22, 2003                     By: /s/ Samuel Cohen
                                            --------------------
                                            Samuel Cohen
                                            President